EXHIBIT 10.2

FLOOR PLAN AGREEMENT

THIS AGREEMENT, made this 13th day of February, 2012, by and between Avangard Auto Finance, Inc. (“Avangard”) a Corporation organized under the laws of the State of Pennsylvania, having its principal place of business at 2708 Commerce Way, Suite 300, Philadelphia, PA 19154; and AUTOSOURCE ENTERPRISES, INC. (“Dealer”), a Pennsylvania Corporation with its principal office located at 7525 Frankford Avenue, Philadelphia, Pennsylvania, 19136.

THIS FLOOR PLAN AGREEMENT (“Agreement”) is in consideration of and as further security for payment of the obligations, and for other valuable consideration, the receipt and sufficiency of which is acknowledged. Dealer, intending to be legally bound, agrees with Avangard as follows:

1.	THE LINE OF CREDIT. Avangard will extend to Dealer a Line of Credit in such amount as may be set by Avangard from time to time, but not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in total (“Aggregate Amount”). Dealer acknowledges and agrees that notwithstanding any provisions of the Agreement, Avangard has no obligation to make any advance, and that all advances are at the sole discretion of Avangard. The Line of Credit shall be extended to Dealer at the time when Dealer presents a written request to Avangard for a specific vehicle or vehicles and Avangard approves such request for the specific vehicle or vehicles and shall be for the full amount of the invoice per vehicle.

2.	ACQUISITION FEE. Avangard shall charge Dealer an Acquisition Fee of Five percent (5.0%) of the total amount advanced from the line of credit amount per every motor vehicle. This Acquisition Fee shall be prorated over a ninety (90) day period as specified below. The Acquisition Fee shall not, however, reduce the principal amount owed to Avangard by Dealer for that specific vehicle.

3.	TERMS OF REPAYMENT. Dealer promises to repay to Avangard, the principal amount owed to Avangard, at the rate of Twenty percent (20.0%) per year (APR), on the date the vehicle is sold by Dealer to Dealer’s customer, but not later than ninety (90) days from the date the Dealer received the line of credit loan from Avangard.

4.	NINETY DAY MAXIMUM ON LINE OF CREDIT. If the motor vehicle is not sold within ninety (90) days of the date of when Dealer received the specific Line of Credit from Avangard, Dealer must nonetheless repay Avangard the principal amount owed under the Terms stated in this Agreement. If Dealer fails to repay the principal amount owed to Avangard as pursuant to the Line of Credit to Avangard within the ninety (90) day period, then Dealer shall be in Default under the terms of this Agreement.

5.	QUICK SALE INCENTIVES. If Dealer repays the line of credit loan on a motor vehicle within thirty (30) days of the advance of the line of credit loan, there shall be a reduction in the Acquisition Fee for that specific motor vehicle loan so that the Acquisition Fee shall be equal to 1.7% (and not the full 5.0%). If Dealer repays the line of credit loan on a motor vehicle between thirty-one and sixty (31-60) days of the advance of the line of credit loan, there shall be a reduction in the Acquisition Fee for that specific motor vehicle loan so that the Acquisition Fee shall be equal to 3.33% (and not the full 5.0%).

6.	TITLE FEES. Dealer shall be solely liable for all costs associated with the title transfers and lien perfection.

7.	LATE CHARGE. Upon Default, Dealer shall have five (5) days to cure its Default. If Dealer fails to cure its Default, Dealer shall be charged a rate of one percent (1%) per day late charge on the outstanding principal balance.

8.	OVERDRAW OF LINE OF CREDIT. If at any time, the Dealer shall have more than $250,000.00 Aggregate Amount outstanding, then Dealer shall repay, within seventy-two (72) hours, the amount sufficient to reduce the Aggregate Amount outstanding to $250,000.00.

9.

SECURITY INTEREST. As security for the line of credit, Avangard shall be listed and properly registered with the proper state authority, as the first and primary lienholder on each vehicle for which Avangard shall extend the line of credit. Additionally, as security for the payment of all indebtedness evidenced by this Agreement and any and all other indebtedness of the Dealer to Avangard in any capacity, now existing or hereafter incurred, however created or evidenced, regardless of kind, class or form, whether direct, indirect, absolute or contingent, Dealer hereby grants and pledges to Avangard all of the Dealer’s assets currently owned or hereafter acquired, including but not limited to: inventory, including all goods, motor vehicles, merchandise, supplies and other tangible personal property, now owned or hereafter acquired, all documents now and at any times covering or representing any of said property or assets, all of Dealer’s accounts, accounts receivables, contract receivables, contract rights, notes, drafts, acceptances, instruments, chattel paper and general intangibles, and all guarantees and suretyship agreements relating thereto and all security for payment thereof, now and hereafter existing or arising, as well as any profits now or hereafter acquired from or through any of the foregoing (hereinafter collectively referred to as “Collateral”). Collateral is defined herein to include without limitation all tangible and intangible property of every description (including all additions, substitutions, and proceeds) to secure the obligations, or which is now or hereafter in possession or custody of or in transit to Avangard for any purpose, and will also include any lien on property acquired at any time by the entry of judgment hereunder or the revival of or execution on said judgment. All Collateral is security for any and all obligations and the undersigned grants a security interest in all Collateral to Avangard.

10.	U.C.C. SECURITY AGREEMENT. It is agreed that if any of the property herein is of a nature so that a security interest therein can be perfected under the Uniform Commercial Code, this instrument shall constitute a Security Agreement and Dealer agrees and authorizes Avangard to execute any and all other instruments that may be required for the perfection and/or renewal of such security interest under the Uniform Commercial Code.

11.	EFFECT OF GRANT. The pledge of Collateral granted to Avangard by Dealer hereunder shall not be rendered void by the fact that no obligations exist as of a particular date, but shall continue in full force and effect until such a time, when parties agree to end this agreement.

12.	OBLIGATIONS SECURED. The Collateral and the continuing security interest granted therein shall secure all obligations. IT IS THE EXPRESS INTENTION OF DEALER THAT THE COLLATERAL SHALL SECURE ALL RESPECTIVE EXISTING AND FUTURE OBLIGATIONS OF DEALER TO AVANGARD.

13.

USE OF LINE AND ADVANCES. The line of credit under this Agreement shall be exclusively for the purpose of purchasing of specific motor vehicles, as approved in writing by Avangard, in the ordinary course of Dealer’s business unless otherwise agreed to in writing by Avangard. Dealer agrees not to use the line of credit for any other purpose without the prior written approval of Avangard. The term “Line of Credit” as used in this Agreement shall mean the dollar amount loaned by Avangard for the purchase of a motor vehicle and includes but is not limited to any charge against, debit against, draft against, or draw against the line of credit.

14.	PERSONAL GUARANTEE OF DEALER’S OWNER AND SPOUSE. The owner of Dealer and the owner’s spouse hereby agree to personally guarantee full, complete and due performance by Dealer of all the provisions, conditions, warranties, covenants and agreements contained in this Agreement. If Dealer fails to perform any of its obligations contained in this Agreement, or breaches any provision thereof, then the undersigned owner of Dealer and the owner’s spouse, do hereby undertake and guarantee to perform the obligations of Dealer under the this Agreement and will indemnify Avangard against all losses, damages, costs and expenses which may be incurred and/or suffered by Avangard together with all charges legal fees or disbursements incurred by Avangard by reason of any default on the part of Dealer in performing or observing this Agreement.

15.	REMEDIES OF AVANGARD. Upon the occurrence of a Default, Avangard may accelerate the maturity of any or all obligations; whereupon such accelerated obligations shall be immediately due and payable to Avangard. Furthermore, Avangard may, at its sole discretion, foreclose on any personal or real property that is pledged to Avangard under this Agreement.

16.	FINANCIAL STATEMENTS. Dealer agrees to furnish to Avangard, upon signing this Agreement, its most recent financial statements and tax returns. Furthermore, Dealer’s owner and spouse must furnish to Avangard its most recent personal tax returns.

17.	ENTIRE AGREEMENT. The terms and conditions set forth herein contain the full and entire agreement between the parties regarding payments and supersede all prior discussions, proposals, quotations and negotiations with respect to the subject matter hereof and shall not be modified or amended except by an instrument in writing signed by both parties.

18.	JURISDICTION, VENUE, AND GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE COMMONWEALTH OF PENNSYLVANIA AND EXCLUSIVE VENUE FOR ANY AND ALL DISPUTES SHALL BE IN PHILADELPHIA COUNTY, PENNSYLVANIA.

19.

CONFESSION OF JUDGMENT. Dealer hereby irrevocably authorizes and empowers the prothonotary or clerk or any attorney of any court of record to waive the issuance and service of process and to appear for and confess judgment therein against Dealer and in favor of Avangard or any subsequent holder hereof at any time, whether or not the indebtedness evidenced hereby has matured (by acceleration or otherwise), for the full amount of the Principal Sum then due or that may become due hereunder, including but not limited to late charges and interest accrued at the rate provided herein. And such confession shall be with all costs of suit and an attorneys’ commission in an amount equal to all attorneys’ fees incurred. Although the Dealer agrees that the confession may include the amounts of the attorneys’ commission specified in the preceding sentence, Dealer reserves the right only to contest the collection by Avangard of any unreasonable attorneys’ fees. The authority and power to appear for and confess judgment against Dealer shall not be exhausted by the initial exercise thereof and the same may be exercised from time to time, as often as Avangard shall deem necessary and desirable, and a copy of this Agreement shall be sufficient warrant. Avangard may, in its sole discretion, exercise the authority contained herein against the Dealer at one and the same time or at different times. Such confession shall be with or without declaration or complaint filed, with release of errors, without stay of execution.

20.	COLLECTION COSTS. In the event of default by Dealer, this Agreement may be turned over for collection and the Dealer agrees to pay all reasonable attorney’s fees, court costs, collection, and enforcement charges to the extent permissible by law, in addition to other amounts due.

21.	JURY TRIAL WAIVER. The Dealer hereby waives any right to a trial by jury in any action, proceeding, claim, or counterclaim, whether in contract or tort, at law or in equity, arising out of or in any way related to this Agreement.

WHEREFORE, the parties have executed this Agreement as of the date set forth above.

ON BEHALF OF DEALER:
AUTOSOURCE ENTERPRISES, INC.	DEALER OWNER’S SPOUSE:

/s/ Boris Zelen
Boris Zelen, Owner	Owner’s Wife
Print Name:

STATE OF	)
) SS
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of             , 2012 by                     , who [    ] is personally known or [    ] has produced                      as identification.

WITNESS my hand and seal the day and year aforesaid.

[Notary Seal]
Notary Public Signature

Printed Name:

PERSONAL GUARANTEE OF DEALER’S OWNER OF AGREEMENT

BETWEEN AVANGARD AUTO FINANCE, INC. AND DEALER

I, Boris Zelen, residing at                     , am the majority owner of the Dealer referenced herein (hereinafter Guarantor), and do hereby personally guarantee the performance of the Dealer, AUTOSOURCE ENTERPRISES, INC. (hereinafter “Dealer”), with regard to the Dealer Agreement (hereinafter “Agreement”) by and between Avangard Auto Finance, Inc., and Dealer, dated                      (a copy of said Agreement is attached hereto).

In the event that the Dealer fails to make any payment or transfer title to Avangard Auto Finance, Inc., or fails to perform in any manner or provision with regard to said Agreement between the two entities, the Guarantor does hereby promise to make all payments to Avangard Auto Finance, Inc. in the same manner as if Guarantor was a party of said Agreement.

And furthermore, the Guarantor does hereby authorize and empower any attorney of any court of record of the Commonwealth of Pennsylvania or elsewhere to appear for and to enter judgment against me in favor of Avangard Auto Finance, Inc. for any sums due under the Agreement plus interest with costs of suit, release of errors, without stay of execution, and with attorney’s fee, and the Guarantor hereby waives and releases all benefit and relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter to be passed.

IN WITNESS WHEREOF, this personal guaranty is entered into this      day of             , 2012.

Boris Zelen, Owner	Date

Signature of Wife	Date